Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

FACSIMILE (650) 251-5002

January 31, 2013

Seagate Technology plc

38/39 Fitzwilliam Square

Dublin 2, Ireland

Ladies and Gentlemen:

We have acted as counsel to Seagate Technology plc, an Irish public limited company (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) ordinary shares of the Company with a nominal value of US$0.00001 per share (the “Ordinary Shares”); (ii) preferred shares of the Company with a nominal value of US$0.00001 per share (the “Preferred Shares”); (iii) depositary shares (the “Depositary Shares”) that represent fractional interests in Preferred Shares and that may be represented by depositary receipts (the “Depositary Receipts”); (v) debt securities to be issued by the Company (the “Debt Securities”); (vi) warrants (the “Warrants”) to purchase Debt Securities, Ordinary Shares, Preferred Shares or other rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing (collectively, the “Warrant Subject Property”); (vii) contracts (the “Purchase Contracts”) for the purchase or sale of Ordinary Shares, Preferred Shares, Depositary Receipts, Debt Securities, debt or equity securities of third parties, debt obligations of third parties, an index or indices of such securities, or currencies or commodities, or any combination of the foregoing (collectively, the “Purchase Contract Subject Property”); and (viii) units (the “Units”) consisting of one or more Warrants, Debt Securities, Preferred Shares, Ordinary Shares or any combination of the foregoing (collectively, the “Unit Subject Property,” which may be referred to in this opinion collectively with Warrant Subject Property and Purchase Contract Property as “Subject Property”). The terms Ordinary Shares, Preferred Shares and Debt Securities include Ordinary Shares, Preferred Shares and Debt Securities, as applicable, that are Subject Property. The Ordinary Shares, the Preferred Shares, the Depositary Shares, the Debt Securities, the Warrants, the Purchase Contracts and the Units are hereinafter referred to collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act for an indeterminate aggregate initial offering price.

It is contemplated that: (a) any Debt Securities will be issued under an Indenture, dated as of January 31, 2013 (the “Indenture”), among the Company and U.S. Bank National Association, as trustee (the “Trustee”); (b) any Purchase Contracts will be issued pursuant to one or more purchase contract agreements (each, a “Purchase Contract Agreement”) between the Company and such purchase contract agent as shall be named therein (the “Purchase Contract Agent”); (c) any Warrants will be issued under an warrant agreement (a “Warrant Agreement”) between the Company and a bank, trust company or other financial institution named therein as warrant agent (“Warrant Agent”) and, if applicable, a trustee or other agent with respect to Warrant Subject Property; (d) any Depositary Shares will be issued pursuant to one or more deposit agreements (each, a “Deposit Agreement”) between the Company and a bank, trust company or other financial institution named therein as depositary (with respect to such Deposit Agreement, the “Depositary”) and the holders from time to time of Depositary Receipts issued thereunder; and (e) any Units will be issued pursuant to a unit agreement (each, a “Unit Agreement”), between the Company and such unit agent as shall be named therein (the “Unit Agent”).

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We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have assumed further that any Ordinary Shares or Preferred Shares that are Subject Property or underlie Depositary Shares will be validly issued, fully paid and nonassessable. We express no opinion as to any matter of fact or law in respect of the Ordinary Shares or the Preferred Shares, including Ordinary Shares and Preferred Shares that are Subject Property.

We also have assumed that: (1) as of the date hereof and as of the time of (as applicable) execution, authentication, issuance and delivery by the Company of any Securities and of any related supplemental indenture, Purchase Contract Agreement, Warrant Agreement, Deposit Agreement or Unit Agreement (a “Subsequent Delivery Time”), the Company is validly existing under the law of Ireland and has  the power to create its obligations under the Securities and any such agreements; (2) as of the date hereof and as of the time of (as applicable) execution, authentication, issuance and delivery by the Company of any Debt Securities, the Indenture is the valid and legally binding obligation of the Trustee, and that, as of any applicable Subsequent Delivery Time, any related supplemental indenture, Purchase Contract Agreement, Warrant Agreement, Deposit Agreement or Unit Agreement will be the valid and legally binding obligation of each party thereto other than the Company; (3) the Company has duly authorized, executed and delivered the Indenture, and will, as applicable, duly authorize, execute, deliver and issue any Securities, and any Subject Property to be issued by the Company, and any related supplemental indenture, Purchase Contract Agreement, Warrant Agreement, Deposit Agreement and Unit Agreement, as well as the terms of the offering thereof and any necessary related matters, in each case in accordance with the Company’s organizational documents and with the law of Ireland; (4) any Debt Securities will be duly authenticated by the Trustee in accordance with the Indenture, and the terms of any Debt Securities will be established in accordance with the Indenture pursuant to a board resolution, officer’s certificate or supplemental indenture that is duly authorized, executed and delivered, as applicable; (5) any Securities will be delivered upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or other sale agreement duly authorized executed and delivered by the Company and the other parties there to; and (6) execution and delivery of the Indenture does not, and performance by the Company of the Indenture does not and will not, and execution, delivery and performance of any Securities and any supplemental indenture, Purchase Contract Agreement, Warrant Agreement, Deposit Agreement and Unit Agreement will not, (a) violate the law of the Ireland or any other applicable laws (except the law of the State of New York and the federal laws of the United States) or (b) constitute a breach or violation of any agreement or instrument that is binding on the Company or of the organizational documents of the Company. In addition, to the extent not addressed above, we have assumed that any Subject Property will be, to the extent applicable, duly authorized, executed, delivered, authenticated by, and will be a valid and legally binding obligation of, all applicable issuers, obligors, trustees or other persons.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                                      The Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.                                      The Purchase Contracts will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. We express no opinion as to any matter of fact or law in respect of any Ordinary Shares, Preferred Shares or any other Subject Property that the Purchase Contracts may entitle the holder to purchase or sell.

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3.                                      The Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. We express no opinion as to any matter of fact or law in respect of any Ordinary Shares or Preferred Shares or any other Subject Property that the Warrants may entitle the holder to purchase.

4.                                      The Units will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms. We express no opinion as to any matter of fact or law in respect of any Ordinary Shares or Preferred Shares or any other Subject Property that may form all or part of the securities or instruments that the Units represent.

5.                                      The Depositary Receipts evidencing the Depositary Shares will constitute valid evidence of interest in the related Preferred Shares, and will entitle the holders thereof to the rights specified in the Depositary Shares and the Deposit Agreement. We express no opinion as to any matter of fact or law in respect of any Preferred Shares that the Depositary Receipts represent.

Our opinions set forth in paragraphs 1 through 5 above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP